                                                                EXHIBIT 99(A)


FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.


                       PANHANDLE EASTERN PIPE LINE COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME
                                  (IN MILLIONS)






                                                                               Years Ended December 31,
                                                             -------------------------------------------------------------
                                                                     1998                 1997                1996
                                                             -------------------------------------------------------------

OPERATING REVENUES
     Transportation and storage of natural gas                  $       468         $       501           $       510
     Other                                                               28                  33                    29
                                                                -----------         -----------           -----------
        Total operating revenues                                        496                 534                   539
                                                                -----------         -----------           -----------
OPERATING EXPENSES
     Operation and maintenance                                          213                 254                   260
     Depreciation and amortization                                       56                  59                    58
     Property and other taxes                                            26                  26                    27
                                                                -----------         -----------           -----------
        Total operating expenses                                        295                 339                   345
                                                                -----------         -----------           -----------

OPERATING INCOME                                                        201                 195                   194

OTHER INCOME AND EXPENSES                                                24                   6                     4
                                                                -----------         -----------           -----------

EARNINGS BEFORE INTEREST AND TAXES                                      225                 201                   198

INTEREST EXPENSE                                                         77                  73                    62
                                                                -----------         -----------           -----------

EARNINGS BEFORE INCOME TAXES                                            148                 128                   136

INCOME TAXES                                                             57                  48                    48
                                                                -----------         -----------           -----------

NET INCOME                                                      $        91         $        80           $        88
                                                                ===========         ===========           ===========







                  See Notes to Consolidated Financial Statements.

                       PANHANDLE EASTERN PIPE LINE COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)






                                                                                                Years Ended December 31,
                                                                                ----------------------------------------------------
                                                                                   1998             1997                   1996
                                                                                ----------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                 $    91           $    80                 $  88
     Adjustments to reconcile net income to net cash provided by operating activities:
             Depreciation and amortization                                           61                61                     61
             Deferred income taxes                                                   17                 2                    (88)
             Rate settlement                                                          -               (70)                    (9)
             (Increase) Decrease in
                Receivables                                                          12               (48)                   (31)
                Inventory                                                           (17)                6                     11
                Other current assets                                                 15                11                     (2)
             Increase (Decrease) in
                Accounts payable                                                     10                15                     (3)
                Taxes accrued                                                       (19)              (10)                     8
                Other current liabilities                                             3                35                     23
             Other, net                                                               1                24                     48
                                                                                -------           -------                -------
                  Net cash provided by operating activities                         174               106                    106
                                                                                -------           -------                -------

CASH FLOWS FROM INVESTING ACTIVITIES
     Capital and investment expenditures                                            (85)             (105)                   (52)
     Net increase in advances receivable - parent                                  (106)               (9)                   (84)
     Proceeds from sales, retirements and other                                      17                 8                     30
                                                                                -------           -------                -------
     Net cash used in investing activities                                         (174)             (106)                  (106)
                                                                                -------           -------                -------

     Net decrease in cash and cash equivalents                                        -                 -                       -

     CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                 -                 -                       -
                                                                                -------           -------                 -------
     CASH AND CASH EQUIVALENTS AT END OF PERIOD                                 $     -           $     -                 $     -
                                                                                =======           =======                 =======


SUPPLEMENTAL DISCLOSURES
     Cash paid for interest (net of amount capitalized)                         $    78           $    81                 $    62
     Cash paid for income taxes                                                 $    56           $    65                 $    60










                 See Notes to Consolidated Financial Statements.

                       PANHANDLE EASTERN PIPE LINE COMPANY
                           CONSOLIDATED BALANCE SHEETS
                                  (IN MILLIONS)






                                                                                               December 31,
                                                                                         -------------------------
                                                                                            1998          1997
                                                                                         ----------    -----------
ASSETS

CURRENT ASSETS

Receivables                                                                              $       94    $       106
     Inventory and supplies                                                                      55             38
     Other                                                                                       31             48
                                                                                         ----------    -----------
         Total current assets                                                                   180            192
                                                                                         ----------    -----------

INVESTMENTS AND OTHER ASSETS
     Advances and note receivable - parent                                                      738            662
     Investment in affiliates                                                                    44             47
     Other                                                                                        6              7
                                                                                         ----------    -----------
         Total investments and other assets                                                     788            716
                                                                                         ----------    -----------

PROPERTY, PLANT AND EQUIPMENT
     Cost                                                                                     2,777          2,734
     Less accumulated depreciation and amortization                                           1,798          1,776
                                                                                         ----------    -----------
         Net property, plant and equipment                                                      979            958
                                                                                         ----------    -----------

REGULATORY ASSETS
     Debt expense                                                                                11             13
     Other                                                                                       15             22
                                                                                         ----------    -----------
         Total regulatory assets                                                                 26             35
                                                                                         ----------    -----------

     TOTAL ASSETS                                                                        $    1,973    $     1,901
                                                                                         ==========    ===========





                See Notes to Consolidated Financial Statements.

                       PANHANDLE EASTERN PIPE LINE COMPANY
                           CONSOLIDATED BALANCE SHEETS
                       (IN MILLIONS, EXCEPT SHARE AMOUNTS)






                                                                                             December 31,
                                                                                  -----------------------------------
                                                                                     1998                      1997
                                                                                  ----------               ----------
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
     Accounts payable                                                              $      56                $      46
     Notes payable - parent                                                              675                      675
     Taxes accrued                                                                        58                       77
     Interest accrued                                                                      8                        8
     Other                                                                               117                      114
                                                                                   ---------                ---------
         Total current liabilities                                                       914                      920
                                                                                   ---------                ---------

LONG-TERM DEBT                                                                           299                      299
                                                                                   ---------                ---------

DEFERRED CREDITS AND OTHER LIABILITIES
     Deferred income taxes                                                                99                       82
     Other                                                                               103                       99
                                                                                   ---------                ---------
         Total deferred credits and other liabilities                                    202                      181
                                                                                   ---------                ---------

COMMON STOCKHOLDER'S EQUITY
     Common stock, no par, 1,000 shares authorized, issued and outstanding                 1                        1
     Paid-in capital                                                                     466                      466
     Retained earnings                                                                    91                       34
                                                                                   ---------                ---------
         Total common stockholder's equity                                               558                      501
                                                                                   ---------                ---------


     TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                    $  1,973                 $   1,901
                                                                                   =========                =========










                 See Notes to Consolidated Financial Statements.

                       PANHANDLE EASTERN PIPE LINE COMPANY
             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
                                  (IN MILLIONS)






                                                                                 Years Ended December 31,
                                                                       -------------------------------------
                                                                          1998          1997         1996
                                                                       ----------    ---------    ----------

COMMON STOCK
     Balance at beginning of year                                      $        1    $        1   $        1
                                                                       ----------    ----------   ----------
        BALANCE AT END OF YEAR                                                  1             1            1
                                                                       ----------    ----------   ----------

PAID-IN CAPITAL
     Balance at beginning of year                                             466           466          466
                                                                       ----------    ----------   ----------
        BALANCE AT END OF YEAR                                                466           466          466
                                                                       ----------    ----------   ----------

RETAINED EARNINGS
     Balance at beginning of year                                              34            29          141
     Net income                                                                91            80           88
     Common stock dividends                                                   (34)          (75)        (200)
                                                                       ----------    ----------   ----------
        BALANCE AT END OF YEAR                                                 91            34           29
                                                                       ----------    ----------   ----------

TOTAL COMMON STOCKHOLDER'S EQUITY                                      $      558    $      501   $      496
                                                                       ==========    ==========   ==========













                 See Notes to Consolidated Financials Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1. NATURE OF OPERATIONS

Panhandle Eastern Pipe Line Company (PEPL) is a wholly owned subsidiary of PanEnergy Corp. (PanEnergy), which is an indirect wholly owned subsidiary of Duke Energy Corporation (Duke Energy). PEPL and its subsidiaries (the Company) are primarily engaged in the interstate transportation and storage of natural gas. The interstate natural gas transmission and storage operations of the Company are subject to the rules and regulations of the Federal Energy Regulatory Commission (FERC).

PanEnergy and Texas Eastern Corporation (TEC), a subsidiary of PanEnergy, entered into an agreement to sell PEPL, Trunkline Gas Company (Trunkline), a subsidiary of PEPL, and additional storage related to those systems, along with Trunkline LNG Company, a subsidiary of TEC, to CMS Energy Corporation (CMS Energy). The sales price of $2.2 billion involves cash proceeds of $1.9 billion and existing PEPL debt of approximately $300 million. Certain assets and liabilities, such as the Houston office building, certain environmental, legal and tax liabilities, and substantially all intercompany balances, will be retained by PanEnergy and TEC. The sale is contingent upon receipt of clearances under the Hart-Scott-Rodino Act. Closing is expected in early 1999.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION. The consolidated financial statements include the accounts of all of the Company's majority-owned subsidiaries after the elimination of significant intercompany transactions and balances. Investments in other entities that are not controlled by the Company, but where it has significant influence over operations, are accounted for using the equity method.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current and expected future events, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS. All liquid investments with maturities at date of purchase of three months or less are considered cash equivalents.

INVENTORY. Inventory consists of gas held for operations and materials and supplies and is recorded at the lower of cost or market, primarily using the weighted average cost method ($30 million and $20 million at December 31, 1998 and 1997, respectively) and the last-in first-out method ($25 million and $18 million at December 31, 1998 and 1997, respectively).

GAS IMBALANCES. Gas imbalances occur as a result of differences in volumes of gas received and delivered. Gas imbalance receivables and payables are valued at lower of cost or market.

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at original cost. The Company capitalizes all construction-related direct labor and material costs, as well as indirect construction costs. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs and replacements is charged to expense as incurred. Depreciation is generally computed using the straight-line method. The composite weighted-average depreciation rates were 2.2%, 2.2% and 2.1 % for 1998, 1997 and 1996, respectively.

When property, plant and equipment maintained by the Company's regulated operations are retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation and amortization. When entire regulated operating units are sold or non-regulated properties are retired or sold, the property and related accumulated depreciation and amortization accounts are reduced, and any gain or loss is recorded in income, unless otherwise required by the FERC.

IMPAIRMENT OF LONG-LIVED ASSETS. The recoverability of long-lived assets and intangible assets are reviewed whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Such evaluation is based on various analyses, including undiscounted cash flow projections.

UNAMORTIZED DEBT PREMIUM, DISCOUNT AND EXPENSE. Premiums, discounts and expenses incurred in connection with the issuance of presently outstanding long-term debt are amortized over the terms of the respective issues. Any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations used to finance regulated assets and operations are amortized consistent with regulatory treatment of those items.

ENVIRONMENTAL EXPENDITURES. Environmental expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed. Environmental expenditures relating to current or future revenues are expensed or capitalized as appropriate. Liabilities are recorded when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated. Certain of these environmental assessments and clean-up costs are expected to be recovered from the Company's customers and have, therefore, been deferred and are included in the Consolidated Balance Sheets as Regulatory Assets. (See Note 11 to the Consolidated Financial Statements.)

COST-BASED REGULATION. The Company's regulated operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Accordingly, certain assets and liabilities that result from the regulated ratemaking process are recorded that would not be recorded under generally accepted accounting principles for non-regulated entities. These regulatory assets and liabilities are classified in the Consolidated Balance Sheets as Regulatory Assets and Deferred Credits and Other Liabilities, respectively. The applicability of SFAS No. 71 is routinely evaluated, and factors such as the impact of competition and the necessity to discount cost based rates charged to customers are considered. Increasing competition might require companies to reduce their asset balances to reflect a market basis less than cost and to write off their associated regulatory assets. Management cannot predict the potential impact, if any, of increasing competition on future financial position or results of operations. However, the Company continues to position itself to effectively meet these challenges by maintaining competitive prices.

REVENUES. Revenues on transportation and storage of natural gas are recognized as service is provided. When rate cases are pending final approval, a portion of the revenues is subject to possible refund. Reserves have been established where required for such cases.

During 1998, sales to ProLiance Energy, L.L.C. accounted for approximately 10% of consolidated revenues of the Company. During 1997, sales to ProLiance Energy, L.L.C. and Consumers Energy Company, a subsidiary of CMS Energy, each accounted for approximately 10% of consolidated revenues of the Company. In 1996, no single customer accounted for 10% or more of consolidated revenues. No other customer accounted for 10% or more of consolidated revenues during 1998, 1997 or 1996.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION (AFUDC). AFUDC represents the estimated debt and equity costs of capital funds necessary to finance the construction of new regulated facilities. AFUDC is a non-cash item and is recognized as a cost of Property, Plant and Equipment, with offsetting credits to Other Income and Expenses and to Interest Expense. After construction is completed, the Company is permitted to recover these costs, including a fair return, through their inclusion in rate base and in the provision for depreciation. Rates used for capitalization of AFUDC by the Company's regulated operations are calculated in compliance with FERC rules.

INCOME TAXES. Duke Energy and its subsidiaries file a consolidated federal income tax return. Federal income taxes have been provided by the Company on the basis of its separate company income and deductions in accordance with established practices of the consolidated group. Deferred income taxes have been provided for temporary differences. Temporary differences occur when events and transactions recognized for financial reporting result in taxable or tax-deductible amounts in different periods. Investment tax credits have been deferred and arc being amortized over the estimated useful lives of the related properties.

RECLASSIFICATIONS. Certain amounts have been reclassified in the Consolidated Financial Statements to conform to the current presentation.

New Accounting Standard. In September 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. 'Me Company is required to adopt this standard by January 1, 2000. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and it defines the accounting for changes in the fair value of the derivatives depending on the intended use of the derivative. The Company is currently reviewing the expected impact of SFAS No. 133 on consolidated results of operations and financial position.

3. REGULATORY MATTERS

On April 1, 1992 and November 1, 1992, PEPL placed into effect subject to refund, general rate increases. On February 26, 1997, the FERC approved PEPL's settlement agreement which provided final resolution of refund matters and established prospective rates. The agreement terminated other actions relating to these proceedings as well as PEPL's restructuring of rates and transition cost recoveries related to FERC Order 636. The settlement will not have a material impact on future operating revenues or financial position of the Company. As a result of the resolution of these and certain other proceedings, PEPL refunded $38 million to customers in 1997 and recorded earnings before interest and taxes of $33 million and $8 million in 1997 and 1996, respectively.

Effective August 1, 1996, Trunkline placed into effect a general rate increase, subject to refund Hearings were completed in the third quarter of 1997. A decision on the remaining phase of the rate proceeding was received on November 2, 1998 from the administrative law judge. The case is pending a decision by the FERC.

In conjunction with a FERC order issued in September 1997, certain natural gas producers were required to refund previously collected Kansas ad-valorem. taxes to interstate natural gas pipelines. These pipelines were also ordered to refund these amounts to their customers. All payments are to be made in compliance with prescribed FERC requirements. At December 31, 1998 and December 31, 1997, Accounts Receivable included $50 million and $54 million, respectively, due from natural gas producers and Other Current Liabilities included $50 million and $54 million, respectively, for related obligations.

In June 1998, Trunkline filed with the FERC to abandon 720 miles of its 26 inch diameter pipeline that extends from Longville, Louisiana to Bourbon, Illinois. Trunkline requested permission to transfer the pipeline to an affiliate of PanEnergy, which has entered into an option agreement with Aux Sable Liquids Products, L.P., for potential conversion of the line for transportation of hydrocarbon vapors. Trunkline has asked FERC to grant the abandonment authorization in time to separate the pipeline from existing facilities and allow Aux Sable to convert the pipeline to hydrocarbon vapor service by October 1, 2000, if the option is exercised. The abandonment would reduce Trunkline's certificated capacity from the current level of 1,8 10 million dekatherms per day (Mdth/d) to 1,555 Mdth/d and will have no adverse effect an Trunkline's ability to meet all of its firm service obligations. The filing is pending FERC action.

4. RELATED PARTY TRANSACTIONS

----------------------------------------------------------------------------------------------------
(In millions)                                                   For the Years Ended December 31,
----------------------------------------------------------------------------------------------------
                                                             1998             1997           1996
                                                            ----------------------------------------

  Transportation of natural gas                               $29             $32             $30
  Other operating revenues                                     15              27               9
  Operation and maintenance (a)                                60              66              68
  Interest expense, net                                        55              49              35
----------------------------------------------------------------------------------------------------

(a)  Includes allocated benefit plan costs.

------------------------------------------------------------------------------
(In millions)                                                   December 31,
------------------------------------------------------------------------------
                                                             1998        1997
                                                           -------------------
Receivables                                                   $ 2         $ 8
Accounts payable                                               46          37
Taxes accrued                                                  35          55
------------------------------------------------------------------------------

Advances and Note Receivable-Parent included a $30 million note at December 31, 1997, which bore interest at the London Interbank Offered Rate plus 0.5%. The remainder of Advances and Note Receivable-Parent do not bear interest. Advances are carried as open accounts and are not segregated between current and non-current amounts. Increases and decreases in advances result from the movement of funds to provide for operations, capital expenditures and debt payments of the Company.

5. GAS IMBALANCES

The Consolidated Balance Sheets included in-kind balances as a result of differences in gas volumes received and delivered. At December 31, 1998 and 1997, other current assets included $20 million and $24 million, respectively, related to gas imbalances. Other current liabilities included $22 million at both December 31, 1998 and 1997 related to gas imbalances.

6. INCOME TAXES

-----------------------------------------------------------------------------------------------------
INCOME TAX EXPENSE (in millions)
-----------------------------------------------------------------------------------------------------
                                                                For the Years Ended December 31,
                                                          -------------------------------------------
                                                            1998             1997            1996
                                                          -------------------------------------------
Current income taxes
    Federal                                                  $34              $41            $123
    State                                                      6                5              13
                                                          -------------------------------------------
Total current income taxes                                    40               46             136
                                                          -------------------------------------------
Deferred income taxes, net
    Federal                                                   14                1             (76)
    State                                                      3                1             (12)
                                                          -------------------------------------------
    Total deferred income taxes, net                          17                2             (88)
                                                          -------------------------------------------
Total income tax expense                                     $57              $48            $ 48
=====================================================================================================


-----------------------------------------------------------------------------------------------------
INCOME TAX EXPENSE RECONCILIATION TO STATUTORY RATE (in millions)
-----------------------------------------------------------------------------------------------------
                                                                For the Years Ended December 31,
                                                          -------------------------------------------
                                                            1998             1997            1996
                                                          -------------------------------------------
Income tax, computed at the statutory rate                   $52             $45             $48
Adjustments resulting from:
   State income tax, net of federal income tax effect          5               3               -
                                                          -------------------------------------------
Total income tax expense                                     $57             $48             $48
                                                          ===========================================
Effective tax rate                                          38.5%           37.5%           35.3%
-----------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------
NET DEFERRED INCOME TAX LIABILITY COMPONENTS (in millions)
---------------------------------------------------------------------------------------
                                                                   December 31,
                                                       --------------------------------
                                                             1998               1997
                                                       --------------------------------
Deferred credits and other liabilities                    $   85              $   95
Other                                                          3                   3
                                                       --------------------------------
  Total deferred income tax assets                            88                  98
                                                       --------------------------------
Investments and other assets                                 (18)                (16)
Property, plant and equipment                               (148)               (131)
Regulatory assets                                            (12)                (23)
                                                       --------------------------------
  Total deferred income tax liabilities                     (178)               (170)
                                                       --------------------------------

State deferred income tax, net of federal tax effect          (7)                 (6)
                                                       --------------------------------

Net deferred income tax liability                            (97)                (78)
                                                       --------------------------------
Portion classified as current asset                            2                   4
                                                       --------------------------------
Noncurrent liability                                      $  (99)             $  (82)
=======================================================================================

7. PROPERTY, Plant and Equipment

---------------------------------------------------------------------------------------
(In millions)                                                1998               1997
---------------------------------------------------------------------------------------
Transmission                                               $2,003             $1,925
Gathering                                                     265                256
Underground storage                                           320                320
General plant                                                 161                172
Construction work in progress                                  28                 61
                                                       --------------------------------
    Total property, plant, and equipment                    2,777              2,734
Less accumulated depreciation and amortization              1,798              1,776
                                                       --------------------------------
       Net property, plant and equipment                    $ 979             $  958
=======================================================================================


8. FINANCIAL INSTRUMENTS

The Company's financial instruments include $299 million of long-term debt at both December 31, 1998 and 1997, respectively, with an approximate fair value of $318 million and $313 million as of December 31, 1998 and 1997, respectively. Estimated fair value amounts of long-term debt were obtained from independent parties. Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of December 31, 1998 and 1997 are not necessarily indicative of the amounts the Company could have realized in current market exchanges.

The fair value of notes payable - parent is not materially different from their carrying amounts because the stated rates approximate market rates.

Guarantees made to affiliates have no book value associated with them and there are no fair values readily determinable since quoted market prices are not available. The fair values of advances and note receivable - parent are not readily determinable since such amounts are carried as open accounts. See Note 4, Related Party Transactions.

9. LONG TERM DEBT

-----------------------------------------------------------------------------------------------
                                                                               December 31,
                                                                         ----------------------
(In millions)                                              Year Due          1998        1997
-----------------------------------------------------------------------------------------------
7 7/8% Note                                                  2004            $100        $100
7.2% - 7.95% Debentures                                   2023 -2024          200         200
Unamortized debt discount and premium, net                                     (1)         (1)
                                                                         ----------------------
Total long-term debt                                                         $299        $299
-----------------------------------------------------------------------------------------------


The 7.2% - 7.95% Debentures have call options whereby the Company has the option to repay the debt early. Based on the year in which the Company may first exercise the redemption options, all $200 million could potentially be repaid in 2003.

Notes payable-parent includes a $675 million note bearing interest at prime rate and maturing on June 30, 1999.

10. INVESTMENT IN AFFILIATES

Investments in affiliates which are not controlled by the Company but where the Company has significant influence over operations are accounted for by the equity method. These investments include undistributed earnings of $14 million and $15 million in 1998 and 1997, respectively. The Company's proportionate share of net income from these affiliates for the years ended December 31, 1998, 1997 and 1996 was $6 million, $5 million and $6 million, respectively. These amounts are reflected in the Consolidated Statements of Income as Other Operating Revenues. Investment in affiliates includes the following:

NORTHERN BORDER PARTNERS, L.P. Northern Border Partners, L.P. (Northern Border) is a master limited partnership (MLP) that owns 70% of Northern Border Pipeline Company, a partnership operating a pipeline transporting natural gas from Canada to the Midwest area of the United States. PEPL has a 7.0% limited partnership interest in Northern Border, and thus, an indirect 4.9% ownership interest in Northern Border Pipeline Company. PEPL transferred its interest in Northern Border to a subsidiary of PanEnergy in early 1999 in conjunction with the planned sale of PEPL and Trunkline to CMS Energy.

WESTANA GATHERING COMPANY. Westana Gathering Company is a joint venture that provides gathering, processing and marketing services for natural gas producers in Oklahoma.

11. COMMITMENTS AND CONTINGENCIES

FUTURE CONSTRUCTION COSTS. Projected 1999 capital and investment expenditures for the Company, including allowance for funds used during construction, are approximately $65 million, of which approximately $50 million relates to companies expected to be sold to CMS Energy. These projections include market expansion projects and costs relating to existing assets. All projected capital and investment expenditures are subject to periodic review and revision and may vary significantly depending on acquisition opportunities, market volatility, economic trends and the value-added opportunities presented.

ENVIRONMENTAL. The Company is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters.

The Company has identified environmental contamination at certain sites on its systems and has undertaken clean-up programs at these sites. The contamination resulted from the past use of lubricants in compressed air systems containing PCBs and the prior use of wastewater collection facilities and other on site disposal areas. Soil and sediment testing, to date, has detected no significant off-site contamination. The Company has communicated with the Environmental Protection Agency and appropriate state regulatory agencies on these matters. Under the terms of the sales agreement with CMS Energy discussed in Note 1 to the Consolidated Financial Statements, PanEnergy is obligated to complete the PEPL and Trunkline clean-up programs at certain agreed-upon sites. These clean-up programs are expected to continue until 2001.

At December 31, 1998 and 1997, remaining estimated clean-up costs on the Company's systems have been accrued and are included in the Consolidated Balance Sheets as Other Current Liabilities and Deferred Credits and Other Liabilities. These cost estimates represent gross clean-up costs expected to be incurred, have not been discounted or reduced by customer recoveries and generally do not include fines, penalties or third-party claims. Costs to be recovered from customers are included in the Donsolidated Balance Sheets as of December 31, 1998 and 1997, as Regulatory Assets.

The federal and state clean-up programs are not expected to interrupt or diminish the Company's ability to deliver natural gas to customers. Based on experience to date and costs incurred for clean-up operations, management believes the resolution of matters relating to the environmental issues discussed above will not have a material adverse effect on consolidated results of operations or financial position.

LITIGATION. Under the terms of the agreement with CMS Energy discussed in Note 1 to the Consolidated Financial Statements, PanEnergy is retaining certain legal and tax liabilities of the Company, including the matters specifically discussed below.

On April 25, 1997, a group of affiliated plaintiffs that own and/or operate various pipeline and marketing companies and partnerships primarily in Kansas filed suit against PEPL in the U.S. District Court for the Western District of Missouri. The plaintiffs allege that PEPL has engaged in unlawful and anti-competitive conduct with regard to requests for interconnects with the PEPL system for service to the Kansas City area. Asserting that PEPL has violated the antitrust laws and tortiously interfered with the plaintiffs' business expectancies, the plaintiffs seek compensatory and punitive damages. Based on information currently available to the Company, management believes that the resolution of this matter will not have a material adverse effect on consolidated results of operations or financial position.

On May 13, 1997, Anadarko Petroleum Corporation (Anadarko) filed suits against PEPL and other affiliates, as defendants, both in the United States District Court for the Southern District of Texas and state district court of Harris County, Texas. Pursuing only the federal court claim, Anadarko claims that it was effectively indemnified by the defendants against any responsibility for refunds of Kansas ad valorem taxes which are due purchasers of gas from Anadarko, retroactive to 1983. On October 20, 1998 and January 15, 1999, the FERC issued orders on ad-valorem tax issues, finding that first sellers of gas were primarily liable for refunds. The FERC also noted that claims for indemnity or reimbursement among the parties' would be better addressed by the United States District Court for the Southern District of Texas. The Company believes the resolution of this matter will not have a material adverse effect on consolidated results of operations or financial position.

The Company and its subsidiaries are also involved in other legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. Where appropriate, the Company has made accruals in accordance with SFAS No. 5, "Accounting for Contingencies," in order to provide for such matters. Management believes that the final disposition of these proceedings will not have a material adverse effect on consolidated results of operations or financial position.

OTHER COMMITMENTS AND CONTINGENCIES. In 1993, the U.S. Department of the Interior announced its intention to seek additional royalties from gas producers as a result of payments received by such producers in connection with past take-or-pay settlements, and buyouts and buydowns of gas sales contracts with natural gas pipelines. The Company's pipelines, with respect to certain producer contract settlements, may be contractually required to reimburse or, in some instances, to indemnify producers against such royalty claims. The potential liability of the producers to the government and of the pipelines to the producers involves complex issues of law and fact which are likely to take substantial time to resolve. If required to reimburse or indemnify the producers, the Company's pipelines will file with FERC to recover a portion of these costs from pipeline customers. Management believes that these commitments and contingencies will not have a material adverse effect on consolidated results of operations or financial position.

Under the terms of a settlement related to a transportation agreement between PEPL and Northern Border Pipeline Company, PEPL guarantees payment to Northern Border Pipeline Company under a transportation agreement held by an affiliate of Pan-Alberta Gas Limited. The transportation agreement requires estimated total payments of S58 million for 1999 through 2001. Management believes that the probability that PEPL will be required to perform under this guarantee is remote.

LEASES. The Company utilizes assets under operating leases in several areas of operations. Consolidated rental expense amounted to $15 million, $20 million and $30 million in 1998, 1997 and 1996, respectively. Future minimum rental payments under the Company's various operating leases for the years 1999 through 2003 are $11 million, $11 million, $9 million, $6 million and $1 million, respectively.

12. Benefit Plans

RETIREMENT PLAN. The Company participates in PanEnergy's non-contributory defined benefit retirement plan covering most employees with a minimum of one year vesting service. Through December 31, 1998, the plan provided retirement benefits for eligible employees of the Company that are generally based on an employee's years of benefit accrual service and highest average eligible earnings.

PanEnergy's policy is to fund amounts, as necessary, on an actuarial basis to provide assets sufficient to meet benefits to be paid to plan participants. With respect to the entire plan, the fair value of the plan assets of $819 million and $748 million at December 31, 1998 and 1997, respectively, exceeded the projected benefit obligations of $338 million and $290 million, as of December 31, 1998 and 1997, respectively. Under the terms of the agreement with CMS Energy discussed in Note 1 to the Consolidated Financial Statements, benefit obligations related to active employees and certain plan assets will transfer to CMS Energy, and benefit obligations related to existing retired employees and remaining plan assets will be retained by PanEnergy.

----------------------------------------------------------------------------------------------------
Assumptions Used in PanEnergy's Pension and Other Postretirement Benefits
Accounting (a)
----------------------------------------------------------------------------------------------------
  (Percent)                                                       1998           1997         1996
----------------------------------------------------------------------------------------------------
  Discount rate                                                   6.75           7.25         7.50
  Salary increase                                                 4.67           4.75         5.00
  Expected long-term rate of return on plan assets                9.25           9.25         9.50
  Assumed tax rate, where applicable                             39.60          39.60        39.60
----------------------------------------------------------------------------------------------------

(a) Reflects weighted averages across all plans.

The Company's net periodic pension benefit, as allocated by PanEnergy, was $14 million, $13 million and $11 million for the years ended December 31, 1998, 1997 and 1996, respectively.

PanEnergy also sponsors, and the Company participates in, an employee savings plan that covers substantially all employees. The Company expensed plan contributions of $3 million each year in 1998, 1997 and 1996.

OTHER POSTRETIREMENT BENEFITS. The Company, in conjunction with PanEnergy, provides certain health care and life insurance benefits for retired employees on a contributory and noncontributory basis. Substantially all employees may become eligible for these benefits if they have met certain age and service requirements as defined in the plans. Under plan amendments effective late 1998 and early 1999, health care benefits for future retirees were changed to limit employer contributions and medical coverage.

The Company accrues such benefit costs over the active service period of employees to the date of full eligibility for the benefits. The net unrecognized transition obligation, resulting from the implementation of accrual accounting, is being amortized over approximately 20 years. With respect to the entire plan, the fair value of the plan assets was $150 million and $ 122 million at December 31, 1998 and 1997, respectively, and the accumulated postretirement benefit obligation was $225 million and $256 million at December 31, 1998 and 1997, respectively. Under the terms of the agreement with CMS Energy discussed in Note 1 to the Consolidated Financial Statements, benefit obligations related to active employees will transfer to CMS Energy, and benefit obligations related to existing retired employees and plan assets will be retained by PanEnergy.

It is the Company's and PanEnergy's general policy to fund accrued postretirement health care costs. PanEnergy's retiree life insurance plan is fully funded based on actuarially determined requirements.

The Company's net periodic postretirement benefit cost, as allocated by PanEnergy, was $7 million each year in 1998, 1997 and 1996.

For measurement purposes, a 5% weighted average rate of increase in the per capita cost of covered health care benefits was assumed for 1998. The rate was assumed to decrease gradually to 4.75% for 2005 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the Company's health care plans.

---------------------------------------------------------------------------------------------------
SENSITIVITY TO CHANGES IN ASSUMED HEALTH CARE COST TREND RATES
---------------------------------------------------------------------------------------------------
                                                             1-Percentage-           1-Percentage-
(In millions)                                               Point Increase         Point Decrease
---------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components        $ -                     $ -
Effect on postretirement benefit obligation                    $ 5                     $(4)
---------------------------------------------------------------------------------------------------


13. QUARTERLY FINANCIAL DATA (UNAUDITED)

-----------------------------------------------------------------------------------------------------------
                                     First           Second           Third         Fourth
(In millions)                       Quarter          Quarter         Quarter       Quarter          Total
-----------------------------------------------------------------------------------------------------------

1998
Operating revenues                  $139            $ 116            $111           $130             $496
Operating income                      70               44              36             51              201
EBIT                                  76               47              37             65              225
Net income                            35               17              11             28(b)            91

1997
Operating revenues                  $166(a)         $ 119            $116          $ 133            $ 534
Operating income                      88               44              24             39              195
EBIT                                  96               48              24             33              201
Net income                            48               18               3             11               80
-----------------------------------------------------------------------------------------------------------

(a) Includes the effect of the favorable resolution of certain regulatory matters.

(b)  Includes a gain on the sale of certain general partnership interests.

INDEPENDENT AUDITORS' REPORT

Panhandle Eastern Pipe Line Company:

We have audited the accompanying consolidated balance sheets of Panhandle Eastern Pipe Line Company and subsidiaries (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, common stockholder's equity and cash flows for the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit. The consolidated financial statements of the Company for the year ended December 31, 1996 were audited by other auditors whose report, dated January 16, 1997, expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 1998 and 1997 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
February 12, 1999

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Panhandle Eastern Pipe Line Company

We have audited the accompanying consolidated statements of income, common stockholder's equity, and cash flows of Panhandle Eastern Pipe Line Company for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Panhandle Eastern Pipe Line Company for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ KPMG LLP
Houston, Texas
January 16, 1997